EXHIBIT 10.49



                                                                  August 1, 2003

Mr. Victor D. Alhadeff
Chief Executive Officer
BRIAZZ, INC.
3901 7th Avenue South, Suite 200
Seattle, WA 98108

Dear Victor:

     This will confirm the understanding of BRIAZZ, INC. ("BRIAZZ") and Delafield Hambrecht, Inc. ("DH") regarding the terms of BRIAZZ's engagement of DH. This letter agreement amends the engagement agreement dated April 18, 2002 between BRIAZZ and DH (the "Agreement"). Capitalized terms used but not defined herein are as defined in the Agreement.

     DH acknowledges that (a) BRIAZZ has completed Financings with Flying Food Group, L.L.C., Briazz Venture, L.L.C. and Spinnaker Investment Partners, L.P. as further described in reports filed by BRIAZZ with the SEC, and (b) BRIAZZ is seeking an additional Financing as further described in the Securities Purchase Agreement Among BRIAZZ, INC., Deutsche Bank London AG, acting through DB Advisors, LLC, Briazz Venture, L.L.C., Spinnaker Investment Partners, L.P. and DH dated May 28, 2003, as amended on August 1, 2003 (the "Purchase Agreement").

     In connection with such Financings, DH and BRIAZZ hereby amend the Agreement to provide that, in the event that the Financing contemplated by the Purchase Agreement closes:

     1. In satisfaction of all fees owed to DH under the Purchase Agreement, BRIAZZ will:

          (a) issue DH at the closing of such Financing (i) $100,000 principal amount of non-convertible promissory notes and (ii) shares of Series F Convertible Preferred Stock convertible into 850,000 shares of Common Stock, all on the terms set forth in the Purchase Agreement, and

          (b) pay DH by wire transfer or check (i) $100,000 from the proceeds of the closing at the time of closing, and (ii) an additional $100,000 at the end of BRIAZZ's third fiscal quarter of 2003;

               provided, however, that if BRIAZZ fails to make any payment required by this paragraph 1 within five business days after receipt of written notice that such payment was not received, the fee arrangement set forth in this paragraph 1 will automatically terminate, and BRIAZZ will pay to DH upon demand $751,390.22, less any amounts paid pursuant to this paragraph 1.

     2. The Agreement will be terminated upon such closing, and BRIAZZ and DH will have no further obligations under the Agreement, except that such termination will not affect the obligations set forth in paragraph 1 above, in sections 3, 4, 5 and 7 of the Agreement, or in the separate indemnification letter entered into under the Agreement.

     If BRIAZZ does not close the Financing contemplated by the Purchase Agreement, the Agreement will continue in full force and effect.

     Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this agreement.

                                       Very truly yours,

                                       DELAFIELD HAMBRECHT, INC.


                                       By /s/ John D. Delafield
                                          --------------------------------------
                                            John D. Delafield
                                            President & Chief Executive Officer

Accepted and agreed to as of the date set forth above:

BRIAZZ, INC.


By /s/ Victor D. Alhadeff
   ---------------------------------
     Victor D. Alhadeff
     Chief Executive Officer








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